Exhibit 99.1

GMS REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2018

- Net Sales of $635.8 Million for the Quarter -

- Adjusted EBITDA of $50.1 Million for the Quarter -

- Completed Acquisition of WSB Titan Subsequent to Quarter End -

Tucker, Georgia, June 28, 2018. GMS Inc. (NYSE:GMS), a leading North American distributor of wallboard and suspended ceilings systems, today reported financial results for the fiscal fourth quarter and fiscal year ended April 30, 2018.

Revenues for the fiscal fourth quarter ended April 30, 2018 increased 3.4% to a record $635.8 million from $615.0 million for the fiscal fourth quarter ended April 30, 2017. Net income declined to $9.9 million, or $0.24 per diluted share, compared to $14.3 million, or $0.34 per diluted share. The decrease in net income is attributable to $3.0 million in pre-tax transaction costs and $5.1 million in pre-tax mark-to-market currency adjustments during the fourth quarter of fiscal 2018, both related to the acquisition of WSB Titan (“Titan”). In addition, the fourth quarter of fiscal 2017 included $1.2 million of non-recurring other income. Adjusted EBITDA decreased 3.9% for the fiscal fourth quarter to $50.1 million from adjusted EBITDA of $52.1 million from the fourth quarter of fiscal 2017.

Mike Callahan, President and CEO of GMS, stated, “We delivered a solid fourth quarter capping off a successful fiscal 2018. Subsequent to quarter end, we completed the acquisition of Titan, which strengthens GMS’s position as the market leader in wallboard distribution in North America and provides an additional platform with multiple levers to drive profitable growth. We were also pleased to deliver record sales for a third consecutive year and achieve our target of gross margin in excess of 32.5% for fiscal 2018.”

Mr. Callahan continued, “Looking ahead to fiscal 2019, the markets that we operate in remain healthy and we are encouraged that May sales increased 7% over last year as we finally started to experience favorable weather trends. We also initiated a strategic cost reduction plan in May of this year to improve our operational efficiency and demonstrate our strong commitment to expanding our margins, while continuing to invest in the areas of our business that we believe will provide the best return for our shareholders, business partners, and employees.  Excluding one-time, pre-tax severance related charges in the range of $4.1 to $4.6 million that we expect to record in the first quarter of fiscal 2019, we anticipate that the actions we have taken will generate payroll related and other cost savings of approximately $20.0 million on an annual basis. We will also continue to focus on successfully integrating Titan and look forward to implementing best practices across the combined organization to further expand total company margins over time.  I am excited about the overall strength of our business and confident in our ability to deliver another year of record sales and Adjusted EBITDA in fiscal 2019.”

Fourth Quarter 2018 Results

Net sales for the fourth quarter of fiscal 2018 ended April 30, 2018 were $635.8 million, compared to $615.0 million for the fourth quarter of fiscal 2017 ended April 30, 2017.

•                  Wallboard sales of $280.0 million decreased 0.8% compared to the fourth quarter of fiscal 2017, with wallboard unit volume decline of 3.1% to 878 million square feet offset by pricing improvement of 2.4%. Wallboard volume decline was partially driven by adverse weather conditions as well as continued challenging competitive dynamics.

•                  Ceilings sales of $95.6 million rose 9.3% compared to the fourth quarter of fiscal 2017, mainly due to greater commercial activity, pricing improvement and the positive impact of acquisitions.

•                  Steel framing sales of $107.0 million grew 6.8% compared to the fourth quarter of fiscal 2017, mainly driven by pricing improvement.

•                  Other product sales of $153.2 million were up 5.6% compared to the fourth quarter of fiscal 2017, as a result of strategic initiatives, pricing improvement and the positive impact of acquisitions.

Gross profit of $205.8 million grew 2.4% compared to $201.0 million in the fourth quarter of fiscal 2017, mainly attributable to higher pricing and increased sales. Gross margin decreased by approximately 30 basis points to 32.4% compared to 32.7% in the fourth quarter of fiscal 2017 largely due to product mix.

Net income of $9.9 million, or $0.24 per diluted share, decreased by 30.5% or $4.4 million compared to $14.3 million, or $0.34 per diluted share, in the fourth quarter of fiscal 2017. Adjusted net income of $23.5 million, or $0.56 per diluted share, decreased $2.4 million, compared to $25.9 million, or $0.62 per diluted share, in the fourth quarter of fiscal 2017.

Adjusted EBITDA of $50.1 million decreased 3.9% compared to $52.1 million in the fourth quarter of fiscal 2017. Adjusted EBITDA margin was 7.9% as a percentage of net sales, down 60 basis points compared to the fourth quarter of fiscal 2017, impacted by the approximately 30 basis point decrease in gross margin and approximately 30 basis point increase in SG&A expense driven primarily by higher logistics costs.

Fiscal Year 2018 Results

Net sales for the fiscal year ended April 30, 2018 increased 8.3% to a record $2.51 billion, compared to $2.32 billion for the fiscal year ended April 30, 2017, with growth across all product categories.

Gross profit of $818.6 million in fiscal 2018 increased 7.9%, compared to $758.6 million in fiscal 2017. Gross margin of 32.6% decreased by 10 basis points, compared to 32.7% in the prior year, primarily due to lower margins in the first quarter of fiscal 2018.

Net income of $63.0 million in fiscal 2018, or $1.49 per diluted share, grew $14.1 million or 28.8%, compared to $48.9 million, or $1.19 per diluted share, in fiscal 2017. Adjusted net income of $84.7 million, or $2.01 per diluted share, increased $2.4 million, compared to $82.3 million, or $2.00 per diluted share, in the prior year.

Adjusted EBITDA grew 5.9% to a record $199.3 million in fiscal 2018, compared to $188.2 million in fiscal 2017. Adjusted EBITDA margin was 7.9% as a percentage of net sales in fiscal 2018, down slightly from 8.1% in fiscal 2017, primarily the result of a slight decrease in gross margin and a slight increase in SG&A.

Capital Resources

As of April 30, 2018, GMS had cash of $36.4 million and total debt of $595.9 million, compared to cash of $14.6 million and total debt of $594.9 million as of April 30, 2017.

Subsequent to the end of fiscal 2018, on June 1, 2018, the Company amended its First Lien Credit Agreement with new borrowings consisting of an approximately $997 million term loan facility due in 2025. Borrowings under the new term loan bear interest at a floating rate based on LIBOR, with a 0% floor, plus 2.75%, representing a 25 basis point improvement compared to the previous term loan’s interest rate. Net proceeds from the new term loan were used to repay the Company’s previous first lien term loan of approximately $572 million and to finance the acquisition of Titan.

Titan Update

GMS completed its acquisition of Titan on June 1, 2018. Titan’s unaudited results, including the impact of foreign currency exchange for the twelve months ended April 30, 2018, included net sales and Adjusted EBITDA of $478.4 million (C$612.1 million) and $68.4 million (C$87.5 million), respectively. This represents an increase of 17.4% in net sales and a 17.8% increase in Adjusted EBITDA compared to the twelve months ended April 30, 2017.  Based on an average monthly exchange rate of 0.7816 and excluding purchasing synergies, Titan is expected to contribute between $68.0 million and $72.0 million to Adjusted EBITDA for the eleven months ending April 30, 2019.

The Company expects to record additional transaction related charges of $11.0 to $11.5 million in the first quarter of fiscal 2019, including an additional $5.7 million of mark-to-market currency adjustments. In addition, subject to finalization of the Titan purchase price allocation, inventory will be increased by an estimated $4.8 million (assuming an exchange rate of .7721 on June 1, 2018) to reflect its estimated fair value for purchase accounting purposes.  Cost of sales in the first quarter of fiscal 2019 will be increased by this amount as it will include the impact of this increase as the related inventory is sold.

Lease Accounting

As previously announced, in order to take advantage of the Tax Act’s accelerated depreciation provisions, facilitate the implementation of the new lease accounting standard which we will adopt in fiscal 2020, and improve the comparability of our financial statements with our publicly traded peers, effective May 1, 2018 we began financing the purchase of new commercial vehicles under capital leases and converted the majority of our legacy equipment operating leases into capital leases. We anticipate that this will reduce our SG&A expense and increase our Adjusted EBITDA by approximately $21.0 to $24.0 million per year beginning June 1, 2018. The conversion of our existing leases is also expected to increase the property and equipment and debt balances by approximately $75.0 million as of the first quarter of fiscal 2019.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fourth quarter and full fiscal year ended April 30, 2018 at 10:00 a.m. Eastern Time on June 28, 2018. Investors who wish to participate in the call should dial 800-289-0571 (domestic) or 323-794-2597 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through July 28, 2018 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 6223894.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 240 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments.  In addition, the Company utilizes Adjusted EBITDA in certain calculations under its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income and Adjusted EBITDA. The Company’s presentation of Adjusted net income and Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Financial information related to Titan’s performance in periods prior to the acquisition included in this release were provided by Titan and are unaudited.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS and Titan operates, including the potential for growth in the commercial, residential and repair and remodeling, or R&R, markets, statements about its expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance, statements related to net sales, gross profit, gross margins and capital expenditures, as well as non-GAAP financial measures such as Adjusted EBITDA, Adjusted net income and base business growth, statements regarding the impact of the recent tax legislation and anticipated changes related to lease accounting, including the expected impact on the fiscal 2019 effective tax rate, SG&A and Adjusted EBITDA, and statements regarding potential acquisitions and future greenfield locations, demand trends and future SG&A savings contained in this press release are forward-looking statements. In addition, statements relating to the Titan acquisition, including its expected contribution to the Company’s Adjusted EBITDA for the eleven months ending April 30, 2019, are forward-looking statements. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which GMS distributes; general economic and business conditions in the United States and Canada; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; the possibility that the expected synergies and cost savings and final impacts from the Titan acquisition will not be realized, or will not be realized within the expected time period; the risk that the GMS and Titan businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships and to accomplish other GMS objectives; the risk of customer attrition; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018, and in its other periodic reports filed with the SEC.  In addition, the statements in this release are made as of June 28, 2018. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 28, 2018.

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Three Months Ended April 30, 2018 and 2017 and Year Ended April 30, 2018 and 2017

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2018	2017	2018	2017
Net sales	$635,800	$614,977	$2,511,469	$2,319,146
Cost of sales (exclusive of depreciation and amortization shown separately below)	430,008	413,942	1,692,893	1,560,575
Gross profit	205,792	201,035	818,576	758,571
Operating expenses:
Selling, general and administrative	161,645	152,962	633,877	585,078
Depreciation and amortization	15,982	17,761	65,530	69,240
Total operating expenses	177,627	170,723	699,407	654,318
Operating income	28,165	30,312	119,169	104,253
Other (expense) income:
Interest expense	(8,107)	(7,198)	(31,395)	(29,360)
Change in fair value of financial instruments	(5,415)	(141)	(6,125)	(382)
Write-off of debt discount and deferred financing fees	—	—	(74)	(7,103)
Other income, net	604	1,721	2,279	4,132
Total other expense, net	(12,918)	(5,618)	(35,315)	(32,713)
Income before taxes	15,247	24,694	83,854	71,540
Provision for income taxes	5,328	10,422	20,883	22,654
Net income	$9,919	$14,272	$62,971	$48,886
Weighted average common shares outstanding:
Basic	41,048	40,956	41,015	40,260
Diluted	42,151	41,759	42,163	41,070
Net income per share:
Basic	$0.24	$0.35	$1.54	$1.21
Diluted	$0.24	$0.34	$1.49	$1.19

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

April 30, 2018 and 2017

(in thousands, except per share data)

	April 30,	April 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$36,437	$14,561
Trade accounts and notes receivable, net of allowances of $9,633 and $9,851, respectively	346,450	328,988
Inventories, net	239,223	200,234
Prepaid expenses and other current assets	11,726	11,403
Total current assets	633,836	555,186
Property and equipment, net of accumulated depreciation of $85,761 and $71,409, respectively	163,582	154,465
Goodwill	427,645	423,644
Intangible assets, net	222,682	252,293
Other assets	6,766	7,677
Total assets	$1,454,511	$1,393,265
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$116,168	$102,688
Accrued compensation and employee benefits	56,323	58,393
Other accrued expenses and current liabilities	45,146	37,891
Current portion of long-term debt	16,284	11,530
Total current liabilities	233,921	210,502
Non-current liabilities:
Long-term debt, less current portion	579,602	583,390
Deferred income taxes, net	10,742	26,820
Other liabilities	35,088	35,371
Liabilities to noncontrolling interest holders, less current portion	15,707	22,576
Total liabilities	875,060	878,659
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 41,069 and 40,971 shares issued and outstanding as of April 30, 2018 and 2017, respectively	411	410
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of April 30, 2018 and 2017	—	—
Additional paid-in capital	489,007	488,459
Retained earnings	89,592	26,621
Accumulated other comprehensive income (loss)	441	(884)
Total stockholders’ equity	579,451	514,606
Total liabilities and stockholders’ equity	$1,454,511	$1,393,265

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Year Ended April 30, 2018 and 2017

(in thousands)

	Year Ended April 30,
	2018	2017
Cash flows from operating activities:
Net income	$62,971	$48,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,530	69,240
Write-off and amortization of debt discount and debt issuance costs	2,851	9,793
Provision for losses on accounts and notes receivable	(622)	(122)
Provision for obsolescence of inventory	106	425
Increase (decrease) in fair value of contingent consideration	195	(1,484)
Equity-based compensation	5,745	3,142
Gain on sale and disposal of assets	(509)	(336)
Change in fair value of financial instruments	6,125	—
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(11,752)	(20,400)
Inventories	(34,774)	(18,390)
Prepaid expenses and other assets	(4,441)	(412)
Accounts payable	11,365	(3,763)
Accrued compensation and employee benefits	(236)	4,440
Other accrued expenses and current liabilities	7,389	626
Deferred income taxes	(16,224)	(20,114)
Liabilities to noncontrolling interest holders	(3,704)	1,133
Income tax receivable / payable	(1,399)	(5,956)
Cash provided by operating activities	88,616	66,708
Cash flows from investing activities:
Purchases of property and equipment	(23,741)	(11,083)
Proceeds from sale of assets	2,865	3,995
Acquisition of businesses, net of cash acquired	(28,333)	(150,428)
Cash used in investing activities	(49,209)	(157,516)
Cash flows from financing activities:
Repayments on the revolving credit facility	(617,230)	(1,011,925)
Borrowings from the revolving credit facility	513,878	1,013,365
Payments of principal on long-term debt	(5,776)	(4,584)
Payments of principal on capital lease obligations	(6,132)	(5,208)
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts	—	156,941
Repayment of term loan	—	(160,000)
Borrowings from term loan amendment	577,616	481,225
Repayment of term loan amendment	(477,616)	(381,225)
Debt issuance costs	(636)	(2,637)
Stock repurchases	—	—
Payments for taxes related to net share settlement of equity awards	(1,441)	—
Proceeds from exercises of stock options	477	345
Other financing activities	(671)	—
Cash (used in) provided by financing activities	(17,531)	86,297
Increase (decrease) in cash and cash equivalents	21,876	(4,511)
Cash and cash equivalents, beginning of year	14,561	19,072
Cash and cash equivalents, end of year	$36,437	$14,561
Supplemental cash flow disclosures:
Cash paid for income taxes	$38,954	$49,163
Cash paid for interest	28,613	26,443
Supplemental schedule of noncash activities:
Assets acquired under capital lease	$9,086	$9,410
Issuance of installment notes associated with equity-based compensation liability awards	12,433	5,352
Increase in other liabilities due to transition guidance	—	—
(Decrease) increase in insurance claims payable and insurance recoverable	(2,430)	1,876

GMS Inc.

Net Sales by Product Group (Unaudited)

Three Months Ended April 30, 2018 and 2017 and Year Ended April 30, 2018 and 2017

(dollars in thousands)

	Three Months Ended				Year Ended
	April 30,	% of	April 30,	% of	April 30,	% of	April 30,	% of
	2018	Total	2017	Total	2018	Total	2017	Total
	(dollars in thousands)
Wallboard	$279,984	44.0%	$282,150	45.9%	$1,109,552	44.2%	$1,058,400	45.7%
Ceilings	95,644	15.0%	87,489	14.2%	387,360	15.4%	341,007	14.7%
Steel framing	107,032	16.8%	100,220	16.3%	411,630	16.4%	374,151	16.1%
Other products	153,140	24.1%	145,118	23.6%	602,927	24.0%	545,588	23.5%
Total net sales	$635,800		$614,977		$2,511,469		$2,319,146

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

Three Months Ended April 30, 2018 and 2017 and Year Ended April 30, 2018 and 2017

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2018	2017	2018	2017

Net income	$9,919	$14,272	$62,971	$48,886
Interest expense	8,107	7,198	31,395	29,360
Write-off of debt discount and deferred financing fees	—	—	74	7,103
Interest income	(84)	(51)	(177)	(152)
Provision for income taxes	5,328	10,422	20,883	22,654
Depreciation expense	6,054	6,170	24,075	25,565
Amortization expense	9,928	11,591	41,455	43,675
EBITDA	$39,252	$49,602	$180,676	$177,091
Stock appreciation expense (a)	455	882	2,318	148
Redeemable noncontrolling interests(b)	498	457	1,868	3,536
Equity-based compensation(c)	418	553	1,695	2,534
Severance and other permitted costs(d)	256	(472)	581	(157)
Transaction costs (acquisitions and other)(e)(f)	3,049	(798)	3,370	2,249
Loss (gain) on disposal of assets	139	(94)	(509)	(338)
Management fee to related party(g)	—	—	—	188
Effects of fair value adjustments to inventory(h)	48	170	324	946
Change in fair value of financial instruments(i)	5,415	141	6,125	382
Secondary public offering costs(j)	—	1,385	1,525	1,385
Debt transaction costs(k)	527	265	1,285	265
EBITDA add-backs	10,805	2,489	18,582	11,138
Adjusted EBITDA	$50,057	$52,091	$199,258	$188,229
Adjusted EBITDA margin	7.9%	8.5%	7.9%	8.1%

(a)	Represents non-cash compensation expenses related to stock appreciation rights agreements.

(b)	Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)	Represents one-time costs related to our IPO and acquisitions paid to third party advisors.

(f)	Includes $1.186 million in other income recorded in the fourth quarter of fiscal 2017.

(g)	Represents management fees paid by us to AEA. Following our IPO, AEA no longer receives management fees from us.

(h)	Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value.

(i)	Represents the mark-to-market adjustments for derivative financial instruments, including $5.1 million in pre-tax mark-to-market currency adjustments during the fourth quarter of fiscal 2018.

(j)	Represents one-time costs related to our secondary offering paid to third party advisors.

(k)	Represents expenses paid to third party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

Three Months Ended April 30, 2018 and 2017 and Year Ended April 30, 2018 and 2017

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2018	2017	2018	2017
Income before taxes	$15,247	$24,694	$83,854	$71,540
EBITDA add-backs	10,805	2,489	18,582	11,138
Write-off of debt discount and deferred financing fees	—	—	74	7,103
Purchase accounting depreciation and amortization (1)	5,233	7,254	21,271	30,518
Adjusted pre-tax income	31,285	34,437	123,781	120,299
Adjusted income tax expense (2)	7,784	8,568	39,077	37,978
Adjusted net income	$23,501	$25,869	$84,704	$82,321
Effective tax rate (2)	24.9%	24.9%	31.6%	31.6%

Weighted average shares outstanding:
Basic	41,048	40,956	41,015	40,260
Diluted	42,151	41,759	42,163	41,070
Adjusted net income per share:
Basic	$0.57	$0.63	$2.07	$2.04
Diluted	$0.56	$0.62	$2.01	$2.00

(1)         Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company. The full year FY19 projected amount related to GMS is $15.6 million. The full year FY19 projected amount related to the Titan acquisition is expected to be between $46.0 and $50.0 million.

(2)         Normalized cash tax rate determined based on our estimated taxes for fiscal 2018 under the Tax Cuts and Jobs Act of 2017, excluding the impact of purchase accounting and certain other deferred tax accounts.

Contact Information:

Investor Relations:

ir@gms.com

678-353-2883

Media Relations:

marketing@gms.com

770-723-3378